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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-61940 and 333-66982 and Forms S-8 Nos. 333-54932, 333-53970, 333-43334 and 333-105215) of Sonus Networks, Inc. and in the related Prospectuses of our reports dated March 14, 2005, with respect to the consolidated financial statements of Sonus Networks, Inc., Sonus Networks, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sonus Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                            /s/ Ernst & Young LLP

Boston, Massachusetts
March 14, 2005

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  Exhibit 23.1